SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 18, 2008, James M. Garvey voluntarily resigned from the Board of Directors of Achillion Pharmaceuticals, Inc. (the “Company”).

(d) On August 19, 2008, the Board of Directors of the Company elected Nicholas Simon as a director to fill the vacancy created upon Mr. Garvey’s resignation. Mr. Simon was appointed to the Nominating and Governance Committee, was designated as a Class I member of the Board of Directors and was elected to serve until the Company’s 2010 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Mr. Simon is a managing director of Clarus Ventures LLC (“Clarus”). As previously disclosed, in connection with Clarus’ agreement to invest in the Company, the Company agreed that Mr. Simon would be appointed to the Company’s Board of Directors upon a vacancy. On August 12, 2008, Clarus purchased units consisting of 5,163,689 shares of common stock and common stock warrants to purchase 1,290,922 shares of common stock for an aggregate purchase price of $15 million. In addition, pursuant to warrants issued to Clarus, Clarus may have the right to purchase an additional 1,773,050 units between February 2009 and August 2009. Clarus is currently the beneficial owner of approximately 19.6% of the Company’s total issued and outstanding shares, excluding the shares that may be acquired upon exercise of the warrants held by Clarus. In connection with Clarus’ purchase of units and warrants, the Company also agreed to seek stockholder approval for the units and warrants within 180 days of August 5, 2008 in accordance with applicable NASDAQ Marketplace rules.

Upon his election, and in accordance with the Company’s director compensation policy, the Board of Directors granted Mr. Simon an option to purchase 25,000 shares of the Company’s common stock, pursuant to the Company’s 2006 Stock Incentive Plan. The stock options granted to Mr. Simon are immediately vested and exercisable and have an exercise price equal to $2.59, the closing price of the Company’s common stock reported on the NASDAQ Global Market on August 19, 2008. In addition, Mr. Simon will receive fees for attending board and committee meetings, each in accordance with the Company’s director compensation policy.

Director Compensation

On August 18, 2008, the Board of Directors of the Company ratified the determination of the Compensation Committee of the Board of Directors (the “Compensation Committee”) to modify the Company’s director compensation policy. Effective immediately, each non-employee director of the Company will receive (i) a fee of $2,000 for each Board meeting that such non-employee director attends in person, (ii) a fee of $1,000 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings in person. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of the Company will receive an annual retainer of $25,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $1,000 for each such committee meeting attended outside of regularly scheduled meetings of the full Board. The Chairperson of the Audit Committee will receive an additional annual retainer of $10,000, and each of the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer of $5,000.

In addition to the foregoing cash compensation, each non-employee director will receive (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 25,000 shares of the Company’s common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 20,000 shares of the Company’s common stock subject to the Company’s standard four-year vesting schedule. All such stock options will be granted pursuant to the provisions of the Company’s 2006 Stock Incentive Plan and at an exercise price equal to the fair market value on the date of grant.

As a result of the changes to the director compensation policy, the Compensation Committee determined to grant on August 18, 2008 to each of Gary Frashier, Michael Grey, David Scheer, Robert Van Nostrand and David Wright, the non-employee directors who are not affiliated with a venture capital firm that is a stockholder of the Company, a nonstatutory stock option for the purchase of 10,000 shares of the Company’s common stock at an exercise price equal to $2.66, the closing price of the Company’s common stock reported on the NASDAQ Global Market on August 18, 2008. These grants were immediately vested.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: August 20, 2008	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer